Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED AUGUST 31, 2026 AND ANNOUNCES A FIVE PERCENT INCREASE IN THE QUARTERLY DIVIDEND AFTER A STRONG OPERATING QUARTER

Midlothian, TX. September 21, 2026 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter ended August 31, 2026. Highlights include:

•
The Board declared an increase of 5.0% on the quarterly dividend, from $0.25 per share to $0.2625 per share.
•
Revenues were $102.0 million for the current quarter, an increase of $3.3 million or 3.3% over the same quarter last year.
•
Earnings per diluted share for the current quarter were $0.37, compared to $0.51 for the same quarter last year, primarily due to a favorable litigation result last year and an unrelated litigation charge this year.
•
Gross profit margin for the quarter was 29.9% compared to 30.5% for the same quarter last year.

Financial Overview

The Company’s revenues for the quarter ended August 31, 2026 were $102.0 million compared to $98.7 million for the same quarter last year, an increase of $3.3 million, or 3.3%. Gross profit totaled $30.5 million, or 29.9%, as compared to $30.1 million, or 30.5% for the same quarter last year. Net earnings for the quarter were $9.4 million, or $0.37 per diluted share as compared to $13.2 million, or $0.51 per diluted share for the same quarter last year.

The Company’s revenues for the six-month period ended August 31, 2026 were $200.6 million compared to $195.9 million for the same period last year, an increase of $4.7 million or 2.4%. Gross profit totaled $61.6 million or 30.7%, as compared to $60.3 million or 30.8% for the six months ended August 31, 2026 and 2025, respectively. Net earnings for the six-month period ended August 31, 2026 were $19.3 million, or $0.76 per diluted share compared to $23.0 million, or $0.89 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented, “Our performance for the quarter met our expectations. Revenues increased 3.3% over the prior-year quarter and 2.4% for the first six months of the year compared to the same period last year. Gross profit margin was 29.9% compared to 30.5% for the same quarter last year. The decrease in gross profit margin primarily reflected higher carbonless paper costs recognized in cost of sales compared with the prior-year quarter. Our year-to-date gross profit margin remained solid at 30.7% compared to 30.8% for the same six-month period last year.

“The decrease in earnings per share from the same quarter last year primarily reflected a favorable litigation judgment recognized in the prior-year quarter and a litigation charge recognized in the current quarter. The prior-year quarter included a $5.3 million favorable litigation judgment, while the current-quarter results include an unrelated $700,000 charge related to a $2.3 million preliminary ruling in the B&D Litho lease litigation. The Company disagrees with the preliminary ruling and intends to pursue all available post-trial and appellate remedies. Excluding the effects of these litigation items in each quarter, diluted earnings per share for the quarter increased by $0.02. These litigation items also primarily accounted for the decrease in reported EBITDA, which was $17.2 million for the current quarter compared to $22.5 million for the prior-year quarter.

“Our acquisitions completed during fiscal year 2026 contributed approximately $2.3 million in revenue during the quarter and positively impacted diluted earnings per share by $0.01 for the ownership periods not included in the comparable prior-year quarter. Year-to-date, these acquisitions contributed approximately $6.8 million in revenue and positively impacted diluted earnings per share by $0.03 for the ownership periods not included in the comparable prior-year period.

“As previously reported, we developed alternative supply sources and increased inventory in response to the closure of the sole domestic producer of carbonless paper. We have now received shipments from our alternative suppliers and continue to expect no disruption to customer service, product availability or product quality. Inventory decreased during the quarter as we continued to convert our existing inventory to sales.

“Our financial position remains strong. Operating cash flow increased to $34.1 million for the first six months of the year compared to $18.4 million for the same prior-year period, and cash increased to $54.0 million at August 31, 2026 from $34.6 million at February 28, 2026. We continue to operate with no debt and have sufficient liquidity to support operations, pursue acquisition opportunities and return capital to shareholders through our quarterly dividend.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three- and six-month periods ended August 31, 2026 and 2025 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,	August 31,	August 31,	August 31,
	2026	2025	2026	2025
Net earnings	$9,392	$13,155	$19,272	$22,953
Income tax expense	3,652	4,989	7,495	8,706
Depreciation and amortization	4,198	4,309	8,437	8,492
EBITDA (non-GAAP)	$17,242	$22,453	$35,204	$40,151
% of sales	16.9%	22.8%	17.5%	20.5%

In Other News

On September 18, 2026 the Board of Directors declared an increase in quarterly cash dividend from 25.0 cents per share to 26.25 cents per share on the Company’s common stock. The dividend is payable on November 6, 2026 to shareholders of record on October 9, 2026.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2026. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,	August 31,	August 31,	August 31,
	2026	2025	2026	2025
Net sales	$102,006	$98,676	$200,619	$195,872
Cost of goods sold	71,514	68,574	139,045	135,541
Gross profit	30,492	30,102	61,574	60,331
Selling, general and administrative	16,913	17,719	34,419	34,665
(Gain) loss from disposal of assets	—	—	(10)	—
Income from operations	13,579	12,383	27,165	25,666
Other expense (income)	535	(5,761)	398	(5,993)
Earnings before income taxes	13,044	18,144	26,767	31,659
Income tax expense	3,652	4,989	7,495	8,706
Net earnings	$9,392	$13,155	$19,272	$22,953

Weighted average common shares outstanding
Basic	25,274,203	25,718,068	25,273,008	25,836,670
Diluted	25,327,517	25,791,647	25,299,308	25,905,625

Earnings per share
Basic	$0.37	$0.51	$0.76	$0.89
Diluted	$0.37	$0.51	$0.76	$0.89

			August 31,	February 28,
Condensed Consolidated Balance Sheet Information			2026	2026
Assets
Current assets
Cash			$54,011	$34,570
Accounts receivable, net			35,557	37,983
Other receivables			1,987	1,623
Inventories, net			54,305	54,895
Prepaid expenses			3,018	2,699
Total Current Assets			148,878	131,770
Property, plant & equipment, net			61,009	63,341
Operating lease right-of-use assets, net			7,144	9,503
Goodwill and intangible assets, net			141,257	145,418
Other assets			6,846	6,879
Total Assets			$365,134	$356,911
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$16,027	$14,291
Accrued expenses			20,030	16,846
Current portion of operating lease liabilities			3,262	4,244
Total Current Liabilities			39,319	35,381
Other non-current liabilities			11,600	12,798
Total liabilities			50,919	48,179
Shareholders' equity			314,215	308,732
Total Liabilities and Shareholders' Equity			$365,134	$356,911

			Six months ended
			August 31,	August 31,
Condensed Consolidated Cash Flow Information			2026	2025
Cash provided by operating activities			$34,126	$18,425
Cash used in investing activities			(1,935)	(31,954)
Cash used in financing activities			(12,750)	(21,585)
Change in cash			19,441	(35,114)
Cash at beginning of period			34,570	67,000
Cash at end of period			$54,011	$31,886